Exhibit 107

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule		Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share(3)	Rule 457	(o)	$11,500,000	.00011020	$1,267.30
Total Offering Amounts				$11,500,000		$1,267.30
Total Fees Previously Paid
Total Fee Offsets						—
Net Fee Due						$1,267.30

1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable with respect to the shares being registered by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Cognition Therapeutics, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.001 per share (the “Common Stock”).

2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The registrant may increase or decrease the size of the offering prior to effectiveness.

3)	Includes $1,500,000 of common stock issuable upon exercise of the underwriters’ overallotment option.